February 22, 2019

Deepak Ahuja
Chief Financial Officer
Tesla, Inc.
3500 Deer Creek Road
Palo Alto, California 94304

       Re: Tesla, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for Fiscal Quarter Ended June 30, 2018
           Filed August 6, 2018
           File No. 001-34756

Dear Mr. Ahuja:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure